FOR IMMEDIATE RELEASE
For:	Cathay General Bancorp	Contact: Heng W. Chen
	777 N. Broadway	(213) 625-4752
Los Angeles, CA 90012

CATHAY GENERAL BANCORP ANNOUNCES EARNINGS OF $19.2 MILLION, OR $0.39 PER SHARE, IN SECOND QUARTER 2008

Los Angeles, Calif., July 24: Cathay General Bancorp (the “Company”, NASDAQ: CATY), the holding company for Cathay Bank (the “Bank”), today announced preliminary results for the second quarter of 2008. See “Goodwill Evaluation” section below for the status of this evaluation which has not been completed and which may result in a non-cash goodwill impairment charge.

FINANCIAL PERFORMANCE

	Second Quarter 2008	Second Quarter 2007

Net income	$19.2 million	$30.6 million
Basic earnings per share	$0.39	$0.60
Diluted earnings per share	$0.39	$0.60
Return on average assets	0.73%	1.40%
Return on average stockholders’ equity	7.66%	13.13%
Efficiency ratio	41.52%	39.06%

SECOND QUARTER HIGHLIGHTS

•
Second quarter earnings of $19.2 million decreased $11.4 million, or 37.1%, compared to the same quarter a year ago. Included in the results was a non-cash after-tax charge of $3.4 million, or $0.07 per diluted share, for “other-than-temporary impairment” on agency preferred securities. Earnings for the second quarter of 2008 excluding the $3.4 million impairment charge decreased $8.0 million, or 26.1%, compared to the same quarter a year ago.

•
Fully diluted earnings per share was $0.39, a 35.0% decrease from the same quarter a year ago. Fully diluted earnings per share excluding the $3.4 million impairment charge was $0.46, a 23.3% decrease from the same quarter a year ago.

•
Return on average assets was 0.73% for the quarter ended June 30, 2008, compared to 1.07% for the quarter ended March 31, 2008 and compared to 1.40% for the same quarter a year ago. Return on average assets excluding the $3.4 million impairment charge was 0.86% for the quarter ended June 30, 2008.

•
Return on average stockholders’ equity was 7.66% for the quarter ended June 30, 2008, compared to 10.99% for the quarter ended March 31, 2008, and compared to 13.13% for the same quarter a year ago. Return on average stockholders’ equity excluding the $3.4 million impairment charge was 9.01% for the quarter ended June 30, 2008.

•	Gross loans increased by $408.9 million, or 5.9%, for the quarter to $7.3 billion at June 30, 2008, from $6.9 billion at March 31, 2008.
•	Total deposits increased by $453.5 million, or 7.2%, for the quarter to $6.7 billion at June 30, 2008, from $6.3 billion at March 31, 2008.
•	The Company’s total risk-based capital ratio increased to 11.02% at June 30, 2008 compared to 10.88% at March 31, 2008, as the Company remained well capitalized for both periods.

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“We are pleased with the strong operating results for the second quarter of 2008. With the continued slowdown in residential construction and development, we recorded a provision for credit losses during the second quarter of $20.5 million which increased our reserve for credit losses to 1.23% of total loans. However, net chargeoffs during the second quarter remained low at $2.5 million or 0.14% of average loans,” commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

“We generated strong deposit growth during the second quarter in all major deposit categories as customers recognized the Bank’s financial strength and stability. We also were pleased to see the solid growth in deposits in many new branches such as those in the Dallas, Chicago, and Seattle areas, and in Hong Kong,” said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

“Our capital ratios increased during the second quarter even as we achieved record loan originations. Our dividend payout ratio on an operating basis excluding the other-than-temporary impairment charge on agency preferred stock was only 23%. As we have demonstrated through many recessions before, by remaining vigilant on credit quality while serving our loyal customers, we are optimistic that we shall emerge from this slowdown stronger and better positioned in our marketplace,” concluded Dunson Cheng.

INCOME STATEMENT REVIEW

Net interest income before provision for credit losses

Net interest income before provision for credit losses decreased to $72.1 million during the second quarter of 2008, a decline of $4.4 million, or 5.7%, compared to the $76.5 million during the same quarter a year ago. The decrease was due primarily to the decline in the net interest margin which was partially offset by strong growth in loans and investment securities.

The net interest margin, on a fully taxable-equivalent basis, was 2.94% for the second quarter of 2008. The net interest margin decreased 22 basis points from 3.16% in the first quarter of 2008 and decreased 84 basis points from 3.78% in the second quarter of 2007. The decrease in the net interest margin from prior quarters primarily resulted from the lag in the downward repricing of certificates of deposit to follow the decreases in the prime rate, a change in the mix of investment securities, and the increase in the borrowing rate on our long term repurchase agreements.

For the second quarter of 2008, the yield on average interest-earning assets was 5.86% on a fully taxable-equivalent basis, and the cost of funds on average interest-bearing liabilities equaled 3.34%. In comparison, for the second quarter of 2007, the yield on average interest-earning assets was 7.39% and cost of funds on average interest-bearing liabilities equaled 4.22%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, decreased 65 basis points to 2.52% for the quarter ended June 30, 2008, from 3.17% for the same quarter a year ago, primarily due to the reasons discussed above.

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Provision for credit losses

The provision for credit losses was $20.5 million for the second quarter of 2008 compared to $2.1 million for the second quarter of 2007 and $7.5 million for the first quarter of 2008. The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at June 30, 2008. The provision for credit losses represents the charge or credit against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio. The following table summarizes the charge-offs and recoveries for the quarters as indicated:

	For the three months ended June 30,		For the six months ended June 30,
(In thousands)	2008	2007	2008	2007

Charge-offs:
Commercial loans	$1,870	$2,712	$2,121	$5,742
Construction loans	879	-	5,009	190
Real estate loans	207	57	721	118
Installment and other loans	-	1	-	1
Total charge-offs	2,956	2,770	7,851	6,051
Recoveries:
Commercial loans	380	302	567	2,773
Construction loans	83	190	83	190
Real estate loans	-	202	-	202
Installment and other loans	8	19	12	25
Total recoveries	471	713	662	3,190
Net Charge-offs	$2,485	$2,057	$7,189	$2,861

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $9.2 million for the second quarter of 2008, an increase of $3.0 million, or 48.9%, compared to the non-interest income of $6.2 million for the second quarter of 2007. Net gains of $2.3 million from sale of securities were comprised of $8.16 million of gains from sales of agency mortgage backed securities which were partially offset by the $5.83 million “other-than-temporary impairment” charge on agency preferred stock, which had a carrying value of $30.3 million after the impairment write-down.

Depository service fees increased $138,000, or 13.3%, to $1.2 million in the second quarter of 2008 from $1.0 million in the same quarter a year ago, primarily due to the $111,000 increase in demand deposit account analysis charges.

Other operating income increased $601,000, or 16.3%, to $4.3 million in the second quarter of 2008 from $3.7 million in the same quarter a year ago, primarily due to higher gains from foreign currency and exchange transactions of $1.6 million, which amount was partially offset by decreases in venture capital income of $405,000 and in wealth management commissions of $252,000.

Non-interest expense

Non-interest expense increased $1.5 million, or 4.6%, to $33.8 million in the second quarter of 2008 compared to $32.3 million in the same quarter a year ago. The efficiency ratio was 41.52% for the second quarter of 2008 compared to 39.06% in the year ago quarter and 39.11% for the first quarter of 2008.

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Federal Deposit Insurance Corporation (“FDIC”) and State assessments increased to $1.5 million in the second quarter of 2008 from $261,000 in the same quarter a year ago as a result of the utilization of the remaining credit for prior years’ FDIC insurance premiums. Professional service expense increased $552,000, or 21.7%, primarily due to increases in information technology consulting expenses of $429,000 and appraisal expenses of $204,000. Other real estate owned expense increased $624,000 due to increases in other real estate owned transactions. Offsetting the above overall increases were decreases of $621,000 in computer and equipment expense due primarily to the decrease in software license fees, $478,000 in salaries and employee benefits as a result of lower current year bonus accrual, and $243,000 in recruiting, printing and supply, and travel expenses in the second quarter of 2008 compared to the same quarter a year ago.

Goodwill Evaluation

As a result of ongoing volatility in the financial services industry, the Company’s market capitalization has decreased to a level below book value as of June 30, 2008 which may make it necessary for the Company to perform an interim goodwill impairment test. The Company is in the process of determining whether a goodwill impairment charge, if any, is required as of June 30, 2008. The Company expects to complete this goodwill impairment assessment prior to the filing of its Form 10-Q for the second quarter. If a charge is required, the current results will be correspondingly adjusted and reported in the Form 10-Q. Although any goodwill impairment charge will reduce reported earnings, it will be non-cash in nature and thus will not affect the Company’s capital ratios.

Income taxes

The effective tax rate was 28.9% for the second quarter of 2008, compared to 36.7% for the same quarter a year ago and 36.2% for the full year 2007. The lower effective tax rate for the second quarter of 2008 was due to a reduction during the second quarter in the projected taxable income for the remainder of 2008 and increases in low income housing tax credits in 2008 compared to 2007.

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Reconciliation of Reported Earnings to Earnings Excluding the Impairment Charge

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Dollars in thousands, except share and per share data)

Net income as reported	$19,231	$30,581	$46,530	$60,547

Add: Other-than-temporary impairment writedown	5,830	-	5,830	-
Less: Tax benefit for non-cash
other-than-temporary impairment writedown	(2,451)	-	(2,451)	-
Earnings excluding the impairment charge	$22,610	$30,581	$49,909	$60,547

Basic average common shares outstanding	49,389,522	50,558,218	49,367,903	51,118,374
Diluted average common shares outstanding	49,429,348	51,158,029	49,480,439	51,723,487

Earnings per share as reported:
Basic	0.39	0.60	0.94	1.18
Dilutive	0.39	0.60	0.94	1.17

Earnings per share excluding the impairment charge
Basic	0.46	0.60	1.01	1.18
Dilutive	0.46	0.60	1.01	1.17

Return on average assets
As reported	0.73%	1.40%	0.90%	1.42%
Excluding the impariment charge	0.86%	1.40%	0.96%	1.42%

Return on average stockholders' equity
As reported	7.66%	13.13%	9.32%	13.00%
Excluding the impariment charge	9.01%	13.13%	9.99%	13.00%

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Dollars in thousands)
Total revenues as reported	$81,289	$82,659	$163,003	$161,295
Add: Other-than-temporary
impairment writedown	5,830	-	5,830	-
Total revenues excluding the impairment charge	$87,119	$82,659	$168,833	$161,295

Total non-interest expenses reported	$33,754	$32,285	$65,710	$62,514

Efficiency ratio
As reported	41.52%	39.06%	40.31%	38.76%
Excluding the impairment charge	38.74%	39.06%	38.92%	38.76%

BALANCE SHEET REVIEW

Total assets increased by $409.4 million, or 3.9%, to $10.8 billion at June 30, 2008, from year-end 2007 of $10.4 billion. The increase in total assets was represented primarily by increases in available- for-sale securities of $185.7 million, or 7.9%, and increases in loans of $644.1 million, or 9.6% offset by decreases of $366.1 million in reverse repurchase agreements.

The growth of gross loans to $7.3 billion as of June 30, 2008, from $6.7 billion as of December 31, 2007, represents an increase of $644.1 million, or 9.6%, primarily due to increases in commercial mortgage loans and commercial loans.

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The changes in the loan composition from December 31, 2007, are presented below:

Type of Loans:	June 30, 2008	December 31, 2007	% Change
	(Dollars in thousands)
Commercial	$1,584,280	$1,435,861	10
Residential mortgage	609,132	555,703	10
Commercial mortgage	4,111,019	3,762,689	9
Equity lines	147,593	108,004	37
Real estate construction	860,490	799,230	8
Installment	11,145	15,099	(26)
Other	4,065	7,059	(42)

Gross loans and leases	$7,327,724	$6,683,645	10

Allowance for loan losses	(84,856)	(64,983)	31
Unamortized deferred loan fees	(10,165)	(10,583)	(4)

Total loans and leases, net	$7,232,703	$6,608,079	9

At June 30, 2008, total deposits were $6.7 billion, an increase of $463.7 million, or 7.4%, from $6.3 billion at December 31, 2007. In the second quarter of 2008, time deposits of $100,000 or more increased $233.8 million, or 8.0% and time deposit under $100,000 increased $113.4 million, or 8.7%. The changes in the deposit composition from December 31, 2007, are presented below:

Deposits	June 30, 2008	December 31, 2007	% Change
	(Dollars in thousands)
Non-interest-bearing demand	$818,776	$785,364	4
NOW	261,005	231,583	13
Money market	732,410	681,783	7
Savings	334,328	331,316	1
Time deposits under $100,000	1,424,692	1,311,251	9
Time deposits of $100,000 or more	3,170,831	2,937,070	8
Total deposits	$6,742,042	$6,278,367	7

At June 30, 2008, brokered deposits which are included in time deposits under $100,000 increased to $788.1 million, a $155.5 million increase from $632.6 million at December 31, 2007.

Advances from Federal Home Loan Bank decreased $258.5 million to $1.1 billion at June 30, 2008, from $1.4 billion at December 31, 2007. Securities sold under agreement to repurchase increased to $1.6 billion at June 30, 2008, compared to $1.4 billion at December 31, 2007.

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ASSET QUALITY REVIEW

During the second quarter of 2008, total non-accrual loans increased by $24.4 million. The new non-accruals included two mixed use land loans in the Inland Empire totaling $13.2 million, a $6.6 million condo construction loan in Orange County for which a discounted payoff is expected in August, 2008, a $3.7 million commercial loan to a distributor, a $2.9 million single family residential mortgage in Los Altos, California, a $2.6 million land loan zoned for apartments in Seattle, Washington, other commercial real estate loans totaling $3.4 million, commercial loans totaling $1.3 million, and residential mortgage loans of $0.2 million. During the second quarter, charge-offs of non-accrual loans totaled $3.0 million including a $1.5 million charge-off to the principal related to the mixed use land loans in the Inland Empire and a $0.9 million charge-off related to the Orange County condo construction loan. At June 30, 2008, total residential construction loans were $429.0 million of which $18.7 million were in San Bernardino and Riverside counties in California and $20.6 million were in the Central Valley in California. Residential construction loans of $4.8 million in the Central Valley were on non-accrual status as of June 30, 2008. At June 30, 2008, total land loans were $237.5 million of which $42.9 million were in San Bernardino and Riverside counties and $1.8 million were in Central Valley. Land loans of $13.2 million in Riverside County were on non-accrual status as of June 30, 2008.

At June 30, 2008, total non-accrual loans of $73.0 million were comprised of nine construction loans totaling $26.7 million, seven land loans totaling $22.3 million, fourteen commercial real estate loans totaling $11.5 million, fourteen commercial loans totaling $8.2 million and eight residential mortgage loans totaling $4.3 million. The $26.7 million of construction loans were comprised of a $6.6 million condo construction loan in Orange County, a $5.0 million town house construction loan in Los Angles County, a $4.0 million construction loan in the Central Valley, a $3.2 million land development loan in Los Angeles County, a $2.6 million condo construction loan in Boston, Massachusetts, a $2.6 million for a condo construction loans in San Diego County, a $1.4 million residential construction loan in Texas and two additional residential construction loans totaling $1.3 million. The $11.5 million of non-accrual commercial real estate loans were comprised of $2.3 million in loans secured by multi-family residences, a $2.2 million loan secured by a motel in Texas, a $2.1 million loan secured by an office building in San Jose, California, a $0.9 million loan secured by an office building in Texas, and $4.0 million in loans secured by industrial buildings, a retail store and a restaurant.

At June 30, 2008, other real estate owned is comprised of nine properties, including $11.6 million for land zoned for apartments in Anaheim, California, a $9.3 million apartment building in Texas, a $6.8 million shopping center in Texas, and six other properties totaling $1.4 million.

Non-performing assets to gross loans and other real estate owned was 1.40% at June 30, 2008, compared to 1.25% at December 31, 2007. Total non-performing assets increased $19.3 million, or 23.1%, to $103.0 million at June 30, 2008, compared with $83.7 million at December 31, 2007, primarily due to a $14.7 million increase in non-accrual loans and a $12.9 million increase in OREO offset by a $8.3 million decrease in loans past due 90 days or more.

The allowance for loan losses were $84.9 million and the allowance for off-balance sheet unfunded credit commitments were $5.5 million at June 30, 2008, and represented the amount that the Company believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio. The allowance for credit losses, the sum of allowance for loan losses and for off-balance sheet unfunded credit commitments, was $90.4 million at June 30, 2008, compared to $69.6 million at December 31, 2007. The allowance for credit losses represented 1.23% of period-end gross loans and 122% of non-performing loans at June 30, 2008. The comparable ratios were 1.04% of gross loans and 103% of non-performing loans at December 31, 2007. Results of the changes to the Company’s non-performing assets and troubled debt restructurings are highlighted below:

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(Dollars in thousands)	June 30, 2008	December 31, 2007	% Change
Non-performing assets
Accruing loans past due 90 days or more	$960	$9,265	(90)
Non-accrual loans:
Construction	26,727	29,677	(10)
Land	22,282	6,627	236
Commercial real estate, excluding land	11,512	13,336	(14)
Commercial	8,186	6,664	23
Real estate mortgage	4,299	1,971	118
Total non-accrual loans:	$73,006	$58,275	25
Total non-performing loans	73,966	67,540	10
Other real estate owned	29,077	16,147	80
Total non-performing assets	$103,043	$83,687	23
Troubled debt restructurings	$12,584	$12,601	(0)

Allowance for loan losses	$84,856	$64,983	31
Allowance for off-balance sheet credit commitments	5,514	4,576	20
Allowance for credit losses	$90,370	$69,559	30

Total gross loans outstanding, at period-end	$7,327,724	$6,683,645	10

Allowance for loan losses to non-performing loans, at period-end	114.72%	96.21%
Allowance for loan losses to gross loans, at period-end	1.16%	0.97%

Allowance for credit losses to non-performing loans, at period-end	122.18%	102.99%
Allowance for credit losses to gross loans, at period-end	1.23%	1.04%

CAPITAL ADEQUACY REVIEW

At June 30, 2008, the Tier 1 risk-based capital ratio of 9.38%, total risk-based capital ratio of 11.02%, and Tier 1 leverage capital ratio of 7.83%, continue to place the Company in the “well capitalized” category, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2007, the Company’s Tier 1 risk-based capital ratio was 9.09%, the total risk-based capital ratio was 10.52%, and Tier 1 leverage capital ratio was 7.83%.

No shares were purchased during the six months of 2008. At June 30, 2008, 622,500 shares remain under the Company’s November 2007 repurchase program.

YEAR-TO-DATE REVIEW

Net income was $46.5 million, or $0.94 per diluted share for the six months ended June 30, 2008, a decrease of $14.0 million, or 23.2%, in net income compared to $60.5 million, or $1.17 per diluted share for the same period a year ago due primarily to increases in the provision for loan losses and the “other-than-temporary impairment” charge. Net income excluding the $3.4 million impairment charge was $49.9 million, or $1.01 per diluted share for the six months ended June 30, 2008, a decrease of $10.6 million, or 17.6%, compared to the same period a year ago. The net interest margin for the six months ended June 30, 2008, decreased 75 basis points to 3.05% compared to 3.80% for the same period a year ago.

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Return on average stockholders’ equity was 9.32% and return on average assets was 0.90% for the six months ended June 30, 2008, compared to a return on average stockholders’ equity of 13.00% and a return on average assets of 1.42% for the same period of 2007. Excluding the $3.4 million impairment charge, return on average stockholders’ equity was 9.99% and return on average assets was 0.96% for the six months ended June 30, 2008. The efficiency ratio for the six months ended June 30, 2008 was 40.31%, or 38.92% excluding the $5.8 million pre-tax impairment charge, compared to 38.76% for the same period a year ago.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, nine branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank’s website is found at http://www.cathaybank.com/.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "will," "should," "could," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: the impact of any goodwill impairment that may be determined, deterioration in asset or credit quality; acquisitions of other banks, if any; fluctuations in interest rates; expansion into new market areas; earthquakes, wildfires, or other natural disasters; competitive pressures; changes in the availability of capital; legislative and regulatory developments; and general economic or business conditions in California and other regions where Cathay Bank has operations.

These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, its reports and registration statements filed with the Securities and Exchange Commission (“SEC”) and other filings it makes in the future with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak as of the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

Cathay General Bancorp's filings with the SEC are available to the public at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213) 625-4749.

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CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
(Dollars in thousands, except per share data)	2008	2007	% Change	2008	2007	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for loan losses	$72,114	$76,497	(6)	$147,304	$149,249	(1)
Provision for loan losses	20,500	2,100	876	28,000	3,100	803
Net interest income after provision for loan losses	51,614	74,397	(31)	119,304	146,149	(18)
Non-interest income	9,175	6,162	49	15,699	12,046	30
Non-interest expense	33,754	32,285	5	65,710	62,514	5
Income before income tax expense	27,035	48,274	(44)	69,293	95,681	(28)
Income tax expense	7,804	17,693	(56)	22,763	35,134	(35)
Net income	$19,231	$30,581	(37)	$46,530	$60,547	(23)

Net income per common share:
Basic	$0.39	$0.60	(35)	$0.94	$1.18	(20)
Diluted	$0.39	$0.60	(35)	$0.94	$1.17	(20)

Cash dividends paid per common share	$0.105	$0.105	-	$0.210	$0.195	8

SELECTED RATIOS
Return on average assets	0.73%	1.40%	(48)	0.90%	1.42%	(37)
Return on average stockholders’ equity	7.66%	13.13%	(42)	9.32%	13.00%	(28)
Efficiency ratio	41.52%	39.06%	6	40.31%	38.76%	4
Dividend payout ratio	26.96%	17.56%	54	22.28%	16.59%	34

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	5.86%	7.39%	(21)	6.16%	7.41%	(17)
Total interest-bearing liabilities	3.34%	4.22%	(21)	3.56%	4.24%	(16)
Net interest spread	2.52%	3.17%	(21)	2.60%	3.17%	(18)
Net interest margin	2.94%	3.78%	(22)	3.05%	3.80%	(20)

CAPITAL RATIOS	June 30, 2008	June 30, 2007	December 31, 2007	Well Capitalized Requirements	Minimum Regulatory Requirements
Tier 1 risk-based capital ratio	9.38%	9.21%	9.09%	6.0%	4.0%
Total risk-based capital ratio	11.02%	10.69%	10.52%	10.0%	8.0%
Tier 1 leverage capital ratio	7.83%	8.46%	7.83%	5.0%	4.0%

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	June 30, 2008	December 31, 2007	% change

Assets
Cash and due from banks	$114,270	$118,437	(4)
Short-term investments	6,408	2,278	181
Securities purchased under agreements to resell	150,000	516,100	(71)
Long-term certificates of deposit	-	50,000	(100)
Securities available-for-sale (amortized cost of $2,566,135 in 2008 and
$2,348,606 in 2007)	2,533,353	2,347,665	8
Trading securities	75	5,225	(99)
Loans	7,327,724	6,683,645	10
Less: Allowance for loan losses	(84,856)	(64,983)	31
Unamortized deferred loan fees, net	(10,165)	(10,583)	(4)
Loans, net	7,232,703	6,608,079	9
Federal Home Loan Bank stock	65,825	65,720	0
Other real estate owned, net	29,077	16,147	80
Affordable housing investments, net	103,795	94,000	10
Premises and equipment, net	88,699	76,848	15
Customers’ liability on acceptances	30,988	53,148	(42)
Accrued interest receivable	45,984	53,032	(13)
Goodwill	319,285	319,873	(0)
Other intangible assets, net	32,588	36,097	(10)
Other assets	58,865	39,883	48

Total assets	$10,811,915	$10,402,532	4

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$818,776	$785,364	4
Interest-bearing deposits:
NOW deposits	261,005	231,583	13
Money market deposits	732,410	681,783	7
Savings deposits	334,328	331,316	1
Time deposits under $100,000	1,424,692	1,311,251	9
Time deposits of $100,000 or more	3,170,831	2,937,070	8
Total deposits	6,742,042	6,278,367	7

Federal funds purchased	81,000	41,000	98
Securities sold under agreements to repurchase	1,550,000	1,391,025	11
Advances from the Federal Home Loan Bank	1,116,713	1,375,180	(19)
Other borrowings from financial institutions	10,000	8,301	20
Other borrowings from affordable housing investments	19,577	19,642	(0)
Long-term debt	171,136	171,136	-
Acceptances outstanding	30,988	53,148	(42)
Minority interest in consolidated subsidiaries	8,500	8,500	-
Other liabilities	87,270	84,314	4
Total liabilities	9,817,226	9,430,613	4
Commitments and contingencies	-	-	-
Total stockholders’ equity	994,689	971,919	2
Total liabilities and stockholders’ equity	$10,811,915	$10,402,532	4

Book value per share	$20.13	$19.70	2
Number of common stock shares outstanding	49,419,098	49,336,187	0

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE (LOSS) INCOME
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$110,850	$118,737	$227,875	$232,916
Investment securities- taxable	28,426	24,439	56,932	46,254
Investment securities- nontaxable	324	583	690	1,182
Federal Home Loan Bank stock	928	541	1,681	1,050
Agency preferred stock	592	174	1,308	338
Federal funds sold and securities
purchased under agreements to resell	2,915	3,965	9,395	7,767
Deposits with banks	27	1,254	481	2,040

Total interest and dividend income	144,062	149,693	298,362	291,547

INTEREST EXPENSE
Time deposits of $100,000 or more	28,304	31,900	60,172	63,052
Other deposits	15,184	18,684	32,419	36,671
Securities sold under agreements to repurchase	14,917	7,544	29,542	13,261
Advances from Federal Home Loan Bank	11,323	11,677	23,444	23,458
Long-term debt	2,010	2,899	4,859	4,875
Short-term borrowings	210	492	622	981

Total interest expense	71,948	73,196	151,058	142,298

Net interest income before provision for credit losses	72,114	76,497	147,304	149,249
Provision for credit losses	20,500	2,100	28,000	3,100

Net interest income after provision for loan losses	51,614	74,397	119,304	146,149

NON-INTEREST INCOME
Securities gains, net	2,333	-	2,333	191
Letters of credit commissions	1,376	1,435	2,816	2,727
Depository service fees	1,175	1,037	2,447	2,383
Other operating income	4,291	3,690	8,103	6,745

Total non-interest income	9,175	6,162	15,699	12,046

NON-INTEREST EXPENSE
Salaries and employee benefits	16,408	16,886	34,267	33,863
Occupancy expense	3,242	3,107	6,525	5,876
Computer and equipment expense	1,932	2,553	4,176	4,777
Professional services expense	3,095	2,543	5,480	4,271
FDIC and State assessments	1,545	261	1,836	520
Marketing expense	848	904	1,865	1,805
Other real estate owned expense	641	17	624	261
Operations of affordable housing investments	1,696	1,444	2,521	2,388
Amortization of core deposit intangibles	1,722	1,767	3,474	3,531
Other operating expense	2,625	2,803	4,942	5,222

Total non-interest expense	33,754	32,285	65,710	62,514

Income before income tax expense	27,035	48,274	69,293	95,681
Income tax expense	7,804	17,693	22,763	35,134
Net income	19,231	30,581	46,530	60,547

Other comprehensive loss, net of tax	(26,443)	(8,093)	(18,453)	(3,410)

Total comprehensive (loss)/income	$(7,212)	$22,488	$28,077	$57,137

Net income per common share:
Basic	$0.39	$0.60	$0.94	$1.18
Diluted	$0.39	$0.60	$0.94	$1.17

Cash dividends paid per common share	$0.105	$0.105	$0.210	$0.195
Basic average common shares outstanding	49,389,522	50,558,218	49,367,903	51,118,374
Diluted average common shares outstanding	49,429,348	51,158,029	49,480,439	51,723,487

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CATHAY GENERAL BANCORP
AVERAGE BALANCES - SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	For the three months ended,
(In thousands)	June 30, 2008		June 30, 2007		March 31, 2008

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$7,122,528	6.26%	$6,010,958	7.92%	$6,804,599	6.92%
Taxable investment securities	2,475,628	4.62%	1,734,645	5.65%	2,250,823	5.09%
Tax-exempt investment securities (2)	60,781	8.69%	66,206	6.89%	69,668	8.94%
FHLB stock	65,879	5.67%	50,165	4.33%	65,753	4.61%
Federal funds sold and securities purchased
under agreements to resell	177,445	6.61%	216,646	7.34%	419,675	6.21%
Deposits with banks	5,188	2.09%	68,177	7.38%	24,885	7.34%

Total interest-earning assets	$9,907,449	5.86%	$8,146,797	7.39%	$9,635,403	6.46%

Interest-bearing liabilities
Interest-bearing demand deposits	$253,559	0.58%	$233,260	1.29%	$237,611	0.82%
Money market	738,206	1.76%	675,753	3.09%	701,552	2.20%
Savings deposits	337,512	0.33%	353,562	1.01%	330,504	0.54%
Time deposits	4,452,317	3.58%	3,683,089	4.76%	4,180,871	4.26%
Total interest-bearing deposits	$5,781,594	3.03%	$4,945,664	4.10%	$5,450,538	3.62%
Federal funds purchased	37,720	2.24%	34,780	5.35%	43,341	3.54%
Securities sold under agreements to repurchase	1,551,571	3.87%	831,625	3.64%	1,559,336	3.77%
Other borrowed funds	1,134,448	4.01%	982,126	4.78%	1,156,238	4.23%
Long-term debt	171,136	4.72%	157,541	7.38%	171,136	6.70%
Total interest-bearing liabilities	8,676,469	3.34%	6,951,736	4.22%	8,380,589	3.80%

Non-interest-bearing demand deposits	764,270		784,033		780,579

Total deposits and other borrowed funds	$9,440,739		$7,735,769		$9,161,168

Total average assets	$10,561,123		$8,787,525		$10,302,295
Total average stockholders’ equity	$1,009,463		$934,313		$998,917

For the six months ended,
(In thousands)	June 30, 2008		June 30, 2007

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases	$6,963,564	6.58%	$5,900,074	7.96%
Taxable investment securities	2,364,324	4.84%	1,657,107	5.63%
Tax-exempt investment securities (2)	64,125	8.98%	70,851	6.50%
FHLB stock	65,816	5.14%	47,575	4.45%
Federal funds sold and securities purchased
under agreements to resell	298,560	6.33%	217,151	7.21%
Deposits with banks	15,062	6.42%	58,056	7.09%

Total interest-earning assets	$9,771,451	6.16%	$7,950,814	7.41%

Interest-bearing liabilities
Interest-bearing demand deposits	$245,585	0.70%	$232,960	1.28%
Money market deposits	719,879	1.97%	671,130	3.09%
Savings deposits	334,008	0.43%	348,974	1.00%
Time deposits	4,316,594	3.91%	3,669,048	4.74%
Total interest-bearing deposits	$5,616,066	3.32%	$4,922,112	4.09%
Federal funds purchased	40,530	2.94%	30,039	5.35%
Securities sold under agreements to repurchase	1,555,454	3.82%	724,616	3.69%
Other borrowed funds	1,145,343	4.12%	952,862	5.00%
Long-term debt	171,136	5.71%	131,493	7.48%
Total interest-bearing liabilities	8,528,529	3.56%	6,761,122	4.24%

Non-interest-bearing demand deposits	772,424		778,183

Total deposits and other borrowed funds	$9,300,953		$7,539,305

Total average assets	$10,431,709		$8,589,745
Total average stockholders’ equity	$1,004,190		$939,286

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2) The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions